THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY


     CONSOLIDATED FINANCIAL STATEMENTS

     YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

FOR THE YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000



                                   CONTENTS

                                                                     PAGE

INDEPENDENT AUDITORS' REPORT                                            1


FINANCIAL STATEMENTS

    Consolidated balance sheet                                          2

    Consolidated statements of operations                               3

    Consolidated statements of stockholders' equity                     4

    Consolidated statements of cash flows                             5-6

    Notes to consolidated financial statements                       7-18

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
The Bluebook International Holding Company and Subsidiary


We  have  audited  the  accompanying  consolidated balance sheet of The Bluebook
International Holding Company and Subsidiary as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 and for the period December 5, 2000 (date of inception) to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of The Bluebook International Holding Company as of December 31, 2001, and the results of its operations, stockholders' equity and its cash flows for the year ended December 31, 2001 and for the period December 5, 2000 (date of inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/S/  Good Swartz Brown & Bern LLP


Los  Angeles,  California
March  29,  2002

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED  BALANCE  SHEET
DECEMBER  31,  2001


ASSETS
CURRENT ASSETS
  Cash and cash equivalent                                                   $  236,822
  Prepaid expenses                                                                3,225
                                                                             -----------

                                                                                240,047
                                                                             -----------

PROPERTY AND EQUIPMENT, net of accumulated depreciation                          93,803
                                                                             -----------

OTHER ASSETS:
  PROGRAM DEVELOPMENT COST, net of accumulated amortization                     432,809
  INTANGIBLE ASSETS, net of accumulated amortization                          1,280,793
  OTHER ASSETS                                                                    4,162
                                                                             -----------

                                                                              1,717,764
                                                                             -----------

    TOTAL ASSETS                                                             $2,051,614
                                                                             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                                      $  199,057
                                                                             -----------

DEFERRED REVENUE                                                                213,550
                                                                             -----------

COMMITMENTS & CONTINGENCIES (NOTE 9)

STOCKHOLDERS' EQUITY
  Series B Convertible Preferred Stock, $.0001 par value; 5,000,000 shares
       authorized, 2,050 shares issued and outstanding.                               -
  Common Stock, $.0001 par value; 50,000,000 shares authorized;
       38,733,411 shares issued and outstanding                                   3,873
  Additional paid in capital                                                  1,983,425
  Retained earnings (accumulated deficit)                                      (348,291)
                                                                             -----------

                                                                              1,639,007
                                                                             -----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $2,051,614
                                                                             ===========

See  accompanying  Notes  to  Consolidated  Financial  Statements

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY AND SUBSIDIARY
CONSOLIDATED  STATEMENT  OF  OPERATIONS
YEAR ENDED DECEMBER 31, 2001  AND  DECEMBER 5, 2000 (DATE OF INCEPTION) TO
DECEMBER 31, 2000


                                                          2001         2000
                                                      ------------  -----------
SALES, net                                            $   182,137   $         -
                                                      ------------  -----------

OPERATING EXPENSES
  Selling, general and administrative expenses            497,884             -
  Depreciation and amortization expenses                   38,772             -
                                                      ------------  -----------

                                                          536,656             -
                                                      ------------  -----------

LOSS FROM OPERATIONS                                     (354,519)            -

OTHER INCOME (INTEREST)                                     5,843         2,335
                                                      ------------  -----------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX            (348,676)        2,335

INCOME TAX EXPENSE                                            800         1,150
                                                      ------------  -----------

NET INCOME (LOSS)                                     $  (349,476)  $     1,185
                                                      ============  ===========

Weighted average number of common stock outstanding    38,733,411     3,227,784
                                                      ============  ===========

Basic earning per share                               $     (0.01)  $         -
                                                      ============  ===========

See  accompanying  Notes  to  Consolidated  Financial  Statements

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY AND SUBSIDIARY
CONSOLIDATED  STATEMENT  OF  STOCKHOLDERS'  EQUITY
YEARS  ENDED  DECEMBER  31,  2001  AND  2000

                                                                                                         RETAINED
                                                   COMMON  STOCK      PREFERRED STOCK                    EARNINGS/
                                              ----------------------  ---------------    ADDITIONAL     ACCUMULATED
                                                 SHARES      AMOUNT   SHARES  AMOUNT   PAID IN CAPITAL    DEFICIT       TOTAL
                                              ------------  --------  ------  -------  ---------------  -----------  -----------
Balance, January 1, 2000                       10,143,411   $ 1,014           $     -  $      166,593   $ (164,944)  $    2,663
Issuance of stock                                  90,000         9                            11,491                    11,500
Net loss in 2000, Gama Computer                                                                            (63,103)     (63,103)
                                              ------------  --------  ------  -------  ---------------  -----------  -----------
Balance before the merger, December 31, 2000   10,233,411     1,023                           178,084     (228,047)     (48,940)
Sale of common stock                           15,000,000     1,500                            73,500                    75,000
Cancellation of common stock due to merger -
     Gama Computer stockholders               (19,200,000)   (1,920)                         (252,187)     228,047      (26,060)
Issuance of common stock due to merger -
     Bluebook International stockholders       32,700,000     3,270                            76,730                    80,000
Net income, year ended December 31, 2000                                                                     1,185        1,185
Assumption of Gama Computer's liabilities                                                     (52,702)                  (52,702)
                                              ------------  --------  ------  -------  ---------------  -----------  -----------
Balance after the merger, December 31, 2000    38,733,411     3,873                            23,425        1,185       28,483
Issuance of preferred stock
     for liquidation of note to stockholder                            1,000        -       1,000,000                 1,000,000
Issuance of preferred stock for cash                                   1,050        -         960,000                   960,000
Net loss in 2001                                                                                          (349,476)    (349,476)
                                              ------------  --------  ------  -------  ---------------  -----------  -----------
                                               38,733,411   $ 3,873    2,050   $    -   $   1,983,425   $ (348,291)  $1,639,007
                                              ============  ========  ======  =======  ===============  ===========  ===========

See  accompanying  Notes  to  Consolidated  Financial  Statements

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY
CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
YEAR  ENDED  DECEMBER  31,  2001  AND  DECEMBER  5, 2000 (DATE OF INCEPTION) TO
DECEMBER  31,  2000

                                                                            2001        2000
                                                                         -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                      $ (349,476)  $  1,185
  Adjustment to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
      Depreciation and amortization                                          38,772          -

  Changes in operating assets and liabilities, net of acquisition
      Inventory                                                              23,310
      Prepaid expenses                                                       (3,225)         -
      Program development costs                                             (78,718)
      Intangible assets                                                     (36,703)         -
      Other assets                                                           (4,162)         -
      Accounts payable and accrued expenses                                (319,069)     1,150
      Deferred revenue                                                      (31,176)         -
                                                                         -----------  ---------

  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                      (760,446)     2,335
                                                                         -----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                        (45,067)         -
                                                                         -----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of preferred stock                                   1,050,000          -
  Payments for private placement costs                                      (90,000)
  Proceeds from sale of common stock                                                    80,000
  Loan from stockholders                                                                20,000
  Repayment of loan from stockholders                                       (20,000)         -
                                                                         -----------  ---------
                                                                            940,000    100,000
                                                                         -----------  ---------

NET INCREASE IN CASH AND CASH EQUIVALENT                                    134,487    102,335
CASH AND CASH EQUIVALENT, BEGINNING OF YEAR                                 102,335          -
                                                                         -----------  ---------
CASH AND CASH EQUIVALENT, END OF YEAR                                    $  236,822   $102,335
                                                                         ===========  =========

See  accompanying  Notes  to  Consolidated  Financial  Statements

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY
CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
YEAR  ENDED  DECEMBER  31,  2001  AND  DECEMBER  5, 2000 (DATE OF INCEPTION) TO
DECEMBER  31,  2000


                                                                             2001       2000
                                                                         -----------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for:

  Interest                                                               $        -   $      -
                                                                         ===========  =========

  Income taxes                                                           $    1,990   $      -
                                                                         ===========  =========

Supplemental disclosure of noncash investing and financing activities:

  The company purchased substantially all of the assets of Bluebook
    Sole-proprietorship and assumed specific liabilities as follows:

    Fair value of tangible assets purchased                              $   81,051
    Identifiable purchased intangibles                                      920,000
    Total assumed liabilities                                              (464,274)
    Note payable related party                                           (1,000,000)
    Deferred revenue                                                       (244,726)
    Amount allocated to goodwill                                            707,949
                                                                         -----------
                                                                         $        -
                                                                         ===========

    Conversion of note payable related party to 1,000 shares
      of preferred stock on October 3, 2001                              $1,000,000
                                                                         ===========

See  accompanying  Notes  to  Consolidated  Financial  Statements

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  BUSINESS  ACTIVITY

          Background  of  the  Company

               The Bluebook International Holding Company (the "Company") was incorporated as Gama Computer Corporation in Delaware on December 17, 1997. On January 9, 1998, the Company merged with Gama, Inc., a Colorado corporation, and Gama Computer Corporation became the surviving company. On September 24, 2001, Gama Computer Corporation entered into a certain Agreement and Plan of Merger (the "Agreement") with (a) The Bluebook International, Inc., a Nevada corporation ("Bluebook International"); (b) Bluebook Acquisition Corp., a Nevada corporation, wholly owned by the Company ("Acquisitions"); (c) each of Mark A. Josipovich, Daniel
               T. Josipovich, Daniel E. Josipovich and Dorothy E. Josipovich (each, a "Bluebook Stockholder"); and (d) Andrew Hromyk. Among other things, the Agreement provided for the Company's purchase from the Bluebook Stockholders of all of the issued and outstanding capital stock of Bluebook International in exchange for the issuance of an aggregate of 32,700,000 shares of the Company's authorized but unissued Common Stock (the "Exchange").

               Effective October 1, 2001, the Company underwent a change of control in connection with the consummation of the Exchange in which (i) Andrew Hromyk, the Company's only executive officer, resigned his position, and the Board of Directors appointed Mark
               A. Josipovich to serve as the Company's President, Chief Executive Officer, Chief Financial Officer and Secretary and Daniel T. Josipovich to serve as the Company's Chief Operations Officer; (ii) the Company's majority stockholder surrendered and subsequently cancelled 19,200,000 shares and (iii) the Bluebook Stockholders became the holders of an aggregate of 32,700,000 shares of the Company's Common Stock, or approximately 84.4% of the Company's Common Stock issued and outstanding after the consummation of the Exchange. In addition, effective October 1, 2001, Daniel E. Josipovich and Dorothy E. Josipovich were jointly issued 1,000 shares of Series A Convertible Preferred Stock with voting rights in exchange for the cancellation of the purchase note of $1,000,000. Upon consummation of the Exchange, Mr. Hromyk resigned as the then-sole member of the Company's Board of Directors.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  BUSINESS  ACTIVITY -
       Continued

               At consummation of the Exchange on October 1, 2001, the Company acquired all of the 6,033,411 issued and outstanding shares of common stock of Bluebook International, and issued a total of 32,700,000 shares of Common Stock to the Bluebook Stockholders. Immediately following the Exchange, the Company had a total of 38,733,411 shares of Common Stock issued and outstanding. As a result of the Exchange, Bluebook International became a wholly-owned subsidiary of the Company. Immediately following the Exchange, the Company caused Acquisitions and Bluebook International to be merged pursuant to a Certificate of Merger filed with the California Secretary of State on October 4, 2001 (the "Merger"). Acquisitions survived the Merger, and concurrently Acquisitions changed its name to The Bluebook International, Inc. (the "Surviving Subsidiary"). On November 6, 2001, the Company changed its name from GAMA Computer Corporation to The Bluebook International Holding Company. The Company intends to continue to hold the Surviving Subsidiary as a wholly-owned subsidiary of the Company and intends to cause the Surviving Subsidiary to continue the operations of Bluebook International, as more fully described below.

               Bluebook International was incorporated on December 5, 2000 under the laws of the State of Nevada. On September 15, 2001, the Company purchased all of the business assets owned by Daniel E. Josipovich and Dorothy E. Josipovich, husband and wife (the "Sole Proprietorship"), used in the business of creating, developing and distributing products and services related to The Bluebook of Cleaning, Reconstruction and Repair Cost (the "Bluebook") and Bluebook Estimating Software Technology ("B.E.S.T.") for over 37 years.

          Basis of presentation of Pro Forma Statement of Operations

               For accounting purposes, the transaction has been treated as a purchase acquisition of the Company by Bluebook International and as a recapitalization of Bluebook International. The historical financial statements prior to the acquisition are those of sole proprietorship and became those of Bluebook International even though they are labeled as those of the Company's. In the recapitalization, historical stockholders' equity of Bluebook International prior to the merger is retroactively restated for the equivalent number of shares received in the merger with an offset to paid-in capital. Accumulated deficit of the Company is reversed to paid-in capital. Basic earnings (loss) per share prior to the merger are restated to reflect the number of equivalent shares issued to Bluebook International stockholders. This transaction has been included in these financial statements on a pro forma basis as if the transaction was effective as of January 1, 2000.

               The consolidated financial statements include the accounts of The Bluebook International Holding Company and its wholly-owned subsidiary Intercompany transactions and balances have been eliminated.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  BUSINESS  ACTIVITY -
       Continued

          Business activity

               Until September 15, 2001, the Company was in a development stage. After September 15, 2001 when it was acquired, the principal business of the Company is developing and selling The Bluebook and B.E.S.T. The Bluebook is a book in the form of both a desk and pocket size book containing the information of the average unit costs attendant to the cleaning, reconstruction and repair industries. B.E.S.T. is a software format of The Bluebook which allows subscribers the option to retrieve The Bluebook data and calculate the cost to clean, reconstruct or repair, then file claims electronically. Currently the Company is developing
               B.E.S.T. Net (TM), a web-based cost estimation and claims management software.

          Use of estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

          Cash  equivalents

               The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

          Fair value of financial instruments

               The Company's financial instruments consist of loans payable. The fair value of the Company's financial instruments approximates the carrying value of the instruments.

          Property and equipment and depreciation

               Property and equipment are stated at cost. Depreciation is computed using the straight-line method of depreciation over estimated useful lives ranging from 3 to 7 years.

          Program development costs

               Capitalized program development costs that relate to the software currently being sold is being amortized over the useful life of the product. The product's estimated useful life is seven years. Capitalized program development costs for products in development will begin amortization when the product is placed in service. Costs of additional program changes and enhancements are charged to expense as incurred.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  BUSINESS  ACTIVITY -
       Continued

          Intangible  assets

               Intangible assets, consist of trademarks, database, graphic arts and other, customers list, and goodwill. Graphic arts and other are amortized over the estimated useful life of 5 years. Customer list is amortized over the estimated useful life of 10 years.

               Trademarks and database are identified as intangibles with an indefinite useful life, and are therefore not amortized, but tested for impairment in accordance with the guidance in SFAS
               142. Goodwill is also not amortized and is tested for impairment at least annually in accordance with the guidance in SFAS 142.

          Patents and trademarks

               Patent  and trademark application costs are expensed as incurred.

          Advertising  costs

               Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are deferred and amortized over the period during which future benefits are expected to be received.

          Revenue  recognition

               Sales  of  The  Bluebook

               Revenues from sales of The Bluebook, are recognized when delivery has occurred and significant risks and rewards of ownership have transferred to the buyer, provided that the price is fixed or determinable and ultimate collection is reasonably assured.

               Subscription-based  products

               Revenues from sales of subscription-based products are primarily recognized ratably over the terms of the subscriptions. Subscription revenue received or receivable in advance of the delivery of services is included in deferred revenue. Incremental costs that are directly related to the subscription revenue, if material, are deferred and amortized over the subscription period.

               Software-related  products  and  services

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  BUSINESS  ACTIVITY -
       Continued

          Revenue  recognition  -  Continued

               Sales  of  The  Bluebook  -  Continued

               Revenues from software-related products are recognized when the following four criteria are met:
                    -    Persuasive  evidence  of  an  arrangement  exists;
                    -    Delivery  has  occurred  or service has been rendered;
                    -    The  fee  or  sales price is fixed or determinable; and
                    -    Collectibility  is  reasonably  assured.

               If the above criteria are met, the revenue generally is recognized ratably on a straight-line basis over the remaining useful-life of the software. Certain contracts specify separate fees for the software and the ongoing fees for maintenance and other support. If sufficient verifiable objective evidence of the fair value of each element of the arrangement exists, the elements of the contract are unbundled and the revenue for each element is recognized as appropriate.

          Computer  software  to  be  sold,  leased,  or  otherwise  marketed

               Statement of Financial Accounting Standard No. 86 (SFAS No. 86), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", applies to costs of both internally developed and purchased software. The capitalization of computer software begins upon the establishment of technological feasibility of the product, which the Company has defined as the completion of beta testing of a working product. Costs of purchased computer software that has no alternative future use will be accounted for in the same manner as the costs incurred to internally develop such software. Costs of purchase of computer software that has an alternative future use will be capitalized and accounted for in accordance with its use.

               Costs of producing a product master incurred after establishing technological feasibility will be capitalized. Costs of maintenance, such as costs for error corrections and additions to keep the product updated, and customer support will be charged to operations. Costs incurred for duplicating the software, documenting and obtaining training materials from the product masters, and for physically packaging the product for distribution should be capitalized as inventory. The capitalized computer software costs are amortized on the straight-line method over the estimated economic life of the product.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  BUSINESS  ACTIVITY -
       Continued

          Income  taxes

               The Company incurred operating loss from September 15, 2001 to December 31, 2001, accordingly, a provision has been made to reflect the benefit of the net operating loss carryforward and an offsetting valuation allowance.

          Recent financial accounting standards (SFAS) pronouncements

               In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

               SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS
               142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test nine months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

               In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this Statement will have no material impact on its financial statements.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  BUSINESS  ACTIVITY -
       Continued

          Recent  financial  accounting  standards  (SFAS)  pronouncements  -
          Continued

               In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFASB 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reporting in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFASB 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company believes the adoption of this Statement will have no material impact on its financial statements.


2.     CERTAIN  SIGNIFICANT  RISKS  AND  UNCERTAINTIES

          Dependency  on  key  management

               The future success or failure of the Company is dependent primarily upon the efforts of Mark A. Josipovich and Daniel T. Josipovich, two of the Company's principal founders. The Company has insurance covering such officers' liability and term life insurance. The Company has entered into employment contracts with the key officers of the Company to ensure their employment over two years, as described in Note 9.

          Concentration  of  credit  risk

               The Company maintains its checking and time deposit accounts with financial institutions with high credit ratings. At times the balance may exceed federally insured limits of $100,000.


3.     PROPERTY  AND  EQUIPMENT

          At December 31, 2001, property and equipment consist of the following:

                                                2001
                                              --------

               Furniture                      $ 37,559
               Software                          6,141
               Office equipment                 59,108
                                              --------
                                               102,808
               Less accumulated depreciation     9,005
                                              --------
                                              $ 93,803
                                              ========

          Depreciation  expense  charged  to  operations in 2001 is $9,005.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


4.     PROGRAM  DEVELOPMENT  COSTS

          At December 31, 2001, program development costs consist of the following:

                                                   2001
                                                -----------

               Cost of developed software       $   380,000
               Cost of software in development       78,718
                                                -----------
                                                    458,718
               Less accumulated amortization         25,909
                                                -----------
                                                $   432,809
                                                ===========

          Amortization of program development costs charged to operations in 2001 is $25,909.


5.     INTANGIBLE  ASSETS

          In September 15, 2001, the Company entered into a business combination, using the "Purchase Method" of accounting. The total purchase price of $1,709,000 was allocated as follows:

               Tangible assets                  $ 81,051
               Trademarks                       $187,000
               B.E.S.T.  Software                257,000
               B.E.S.T.  Net                     123,000
               Database                          287,000
               Customer  list                     66,000
               Goodwill                          707,949
                                              ----------
               Total                          $1,709,000
                                              ==========

          B.E.S.T. Software and B.E.S.T. Net were included as part of program development costs. (See Note 4).

          At  December  31,  2001,  intangible  assets consist of the following:

          Intangibles subject to amortization:
               Graphic  arts  &  other          $ 31,692
               Customer  list                     71,010
                                                --------
                                                 102,702
               Less accumulated amortization       3,858
                                                --------
                                                  98,844
                                                --------

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


5.     INTANGIBLE  ASSETS  -  Continued

          Intangibles not subject to amortization:
               Trademarks                           $   187,000
               Database                                 287,000
               Goodwill                                 707,949
                                                     ----------
                                                      1,181,949
                                                     ----------

                                                     $1,280,793
                                                     ==========

          Amortization of intangibles charged to operations in 2001 is $3,858.

          The estimated aggregate amortization expense for each of the five succeeding years consist of the following:

          Years  ended  December  31,
               2002                                  $  112,903
               2003                                     111,249
               2004                                     111,086
               2005                                      73,629
               2006                                      10,804
               Thereafter                                33,263
                                                     ----------

                                                     $  452,935
                                                     ==========

6.     STOCKHOLDERS'  EQUITY

          ISSUANCE  OF  STOCK

          In April 2001, the Company sold 15,000,000 shares of common stock for $75,000.

          Pursuant to the merger agreement, effective October 1, 2001, the Company acquired all of the issued and outstanding capital stock of Bluebook International, and issued a total of 32,700,000 shares of common stock to the Bluebook stockholders. The Company's then majority stockholder surrendered and cancelled 19,200,000 shares of its common stock.

          Effective October 2001, Daniel E. Josipovich and Dorothy E. Josipovich, the parents of Mark and Daniel Josipovich, assigned a $1,000,000 promissory note due from Bluebook International. In consideration for this assignment, the Company issued 1,000 shares of Series A Convertible Preferred Stock. Also in October 2001, the Company sold 1,050 shares of Series A Convertible Preferred Stock to a third party for net proceeds of $960,000. In October 2001, the Company exchanged all its Series A Convertible Preferred Stock for Series B Convertible Preferred Stock.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


6.     STOCKHOLDERS'  EQUITY  -  Continued

          STOCK  SPLIT

          On November 6, 2001, the Company effected a three-for-one stock split to its common stockholders. All common stock shares have been restated to reflect the effect of the split.

          SERIES  A  CONVERTIBLE  PREFERRED  STOCK

          The Series A Stock was subsequently cancelled and exchanged for Series B Convertible Preferred Stock ("Series B Stock") in order to correct a mistake that was made to the certificate of designation that had been filed with the Delaware Secretary of State to establish the preferences for the Series A Stock. All 2,050 shares of Series A Stock have been cancelled and replaced with 2,050 Series B Stock. No additional shares of Series B Stock were issued, and the Company has not authorized the issuance of any additional Series B Stock.

          SERIES  B  CONVERTIBLE  PREFERRED  STOCK

          The Company has authorized and issued 2,050 Series B Convertible Preferred Stock with a $.0001 par value. The Company has the right to repurchase all of the outstanding series preferred stock in the following amounts:
          a. prior to the date which is eighteen months following the day on which the Company receives payment in full, 120% of the purchase price; or
          b. on or after the date which is eighteen months following the issuance date, 130% of the purchase price.

          The holders of Series B Convertible Preferred Stock have a preferred return of capital in the amount of the purchase price totaling $2,050,000 and a right to convert such shares to common stock at the rate of the lesser of 75% of market value or $1.67 per share.

          In the event of liquidation, the stockholders of the Series B shall be entitled to receive an amount equal to $1,000 per share, plus any accrued and unpaid dividends. The stockholders of the Series B Convertible Preferred Stock have the same voting rights as the stockholders of Common Stock.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


7.     INCOME  TAXES

          For the year ended December 31, 2001 and December 5, 2000 (date of inception) to December 31, 2000 the provision for current and deferred income tax consists of the following:

                                                      2001      2000
                                                   ----------  -------
               Current
                  Federal                          $       -   $     -
                  State                                  800     1,150
                                                   ----------  -------
                                                         800     1,150
                                                   ----------  -------
               Deferred
                  Federal                                  -         -
                  State                                    -         -
                  Benefit of NOL carryforward        191,000         -
                  Increase in valuation allowance   (191,000)        -
                                                   ----------  -------
                                                           -
                                                   ----------  -------
                                                   $     800   $ 1,150
                                                   ==========  =======

          Deferred income taxes are due to the tax effects of net operating loss
          (NOL) carryforwards. At December 31, 2001, the Company has NOL carryforwards of approximately $350,000 expiring through 2021. Realization of the NOL carryforwards is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.


8.     RELATED  PARTY  TRANSACTIONS

          During 2001, the Company paid consulting fees in the amount of approximately $53,000 to Daniel E. and Dorothy Josipovich, the parents of Mark Josipovich and Daniel T. Josipovich, respectively.

          As part of the Amended and Restated Asset Purchase and Sale Agreement, dated September 15, 2001, the Company is obligated to pay a royalty to Daniel E. and Dorothy Josipovich in the amount of 6% of net revenue, defined as the aggregate of all gross revenues, sales, and receipts of whatever nature or kind received by the Company, less any returns, rebates, discounts, allowances, rejections and credits, and less the actual out-of-pocket costs and expenses incurred, except depreciation, reserves, taxes, interest and extraordinary expenses. As of December 31, 2001, under the above definition, the Company has a negative net revenue, therefore no royalty expenses were accrued.

          Daniel E. and Dorothy Josipovich holds 16,350,000 shares of common stock and 1,000 shares of Series B Convertible Preferred Stock.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


8.     RELATED  PARTY  TRANSACTIONS  -  Continued

          During the year ended December 31, 2001, the Company reimbursed its officers, Mark Josipovich and Daniel T. Josipovich, a portion of their automobile expenses. These automobile expenses are included on the Company's operating expenses for the year ended December 31, 2001. In addition, the Company paid approximately $12,000 in aggregate for medical insurance premiums for Mark Josipovich and Daniel T. Josipovich for the year ended December 31, 2001.

          Before moving into its new office facility (see Note 9), the Company utilized an office space located at the personal residence of Daniel
          E. Josipovich. The Company was not charged rent expense for the use of the facility for the period from January 1, 2001 through October 31, 2001.


9.     COMMITMENTS  AND  CONTINGENCIES

          Operating  leases

               The Company leases office space, certain office equipment and vehicles under non-cancellable operating leases expiring through May 2005. Total rental expense under the leases is $15,230 for the year ended December 31, 2001 and none for the year 2000. The following is a schedule by years of future minimum rental payments required under the operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2001.

                         2002                    $ 79,274
                         2003                      80,239
                         2004                      52,346
                         2005                         922
                                                 --------
                                                 $272,781
                                                 ========

          Employment  agreements

               In September 2001, the Company entered into two-years employment agreements commencing October 1, 2001 with Mark Josipovich and Daniel T. Josipovich. Under these agreements Mark Josipovich is employed as the Company's President, Chief Executive Officer, Chief Financial Officer and Secretary and Daniel T. Josipovich is employed as the Company's Chief Operating Officer, with an annual salary of $180,000 for each of them. The employment agreements contain indemnification and confidentiality provision.

THE  BLUEBOOK  INTERNATIONAL  HOLDING  COMPANY  AND  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000


10.    Pro-forma results of operations

               On September 15, 2001, the Company acquired 100% of the assets and results of operations of Bluebook Sole Proprietorship. The following pro forma results of operations and earnings per share, sets forth, for the periods indicated, as if the purchase of Bluebook Sole Proprietorship and merger with Bluebook
               International,  Inc.  had  occurred  on  January  1,  2000.

                                                                    2001         2000
                                                                ------------  -----------
SALES, net                                                      $   799,987   $   644,450
                                                                ------------  -----------
OPERATING EXPENSES
  Selling, general and administrative expenses                    1,128,699       441,425
  Depreciation and amortization expenses                             83,117        55,612
                                                                ------------  -----------
                                                                  1,211,816       497,037
                                                                ------------  -----------
INCOME (LOSS) FROM OPERATIONS                                      (411,829)      147,413
OTHER INCOME                                                              -         3,004
                                                                ------------  -----------
INCOME BEFORE PROVISION FOR INCOME TAX                             (411,829)      150,417
INCOME TAX EXPENSE                                                      800        60,000
                                                                ------------  -----------
NET INCOME (LOSS)                                                 ($412,629)  $    90,417
                                                                ============  ===========
Weighted average number of shares of common stock outstanding    25,159,439    10,188,534
                                                                ============  ===========
Basic earning per share                                              ($0.02)  $      0.01
                                                                ============  ===========